Exhibit 5.1

                          SCHLUETER & ASSOCIATES, P.C.
                       1050 Seventeenth Street, Suite 1750
                             Denver, Colorado 80202
                         (303) 292-3883 Facsimile (303)
                                    296-8880

                                  July 31, 2007

Board of Directors
1789 W. Littleton Blvd
Littleton, Colorado

Gentlemen:

     We have acted as counsel for New Frontier Energy, Inc., a Colorado corporation (the "Company") in connection with the registration under the United States Securities Act of 1933, as amended, on Form SB-2 as filed with the Securities and Exchange Commission on July 31, 2007, referred to herein as the "Registration Statement" of 21,166,658 shares of the Company's $0.001 par value Common Stock (the "Common Stock") offered by the selling shareholders (the "Selling Shareholders") underlying the Company's 2.5% Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Stock"), 1,587,500 shares of Common Stock offered by the selling shareholders underlying the dividends on the Series C Preferred Stock that may be converted for resale, and warrants to purchase 57,971,501 shares of Common Stock (the "Warrants") and 57,971,501 shares of the Company's Common Stock issuable on exercise of the Warrants (together the "Securities").

     In connection with this opinion, we have made such investigations and examined such records, including: (i) the Company's Articles of Incorporation, as amended; (ii) such corporate minutes as we deemed necessary to the performance of our services and for the purpose of rendering this opinion; and
(iii) such other instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion. We have also examined and are familiar with the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records and other instruments as we have deemed necessary for the preparation of this opinion. In expressing this opinion, we have relied, as to any questions of fact upon which my opinion is predicated, upon representations and certificates of the officers of the Company.

     In giving this opinion we have assumed: (i) the genuineness of all signatures and the authenticity and completeness of all documents submitted to me as originals; (ii) the conformity to originals and the authenticity of all documents supplied to me as certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of any such documents; (iii) the proper, genuine and due execution and delivery of all documents by all parties to them and that there has been no breach of the terms thereof; (iv) the performance of any obligation under any documents in any jurisdiction outside the United States will not be illegal or ineffective under the laws of that jurisdiction; (v) the parties executing such documents had all requisite power to enter into deliver and perform all obligations under those documents; and (vi) the execution and delivery thereof has been duly authorized by all requisite action and that the subject instruments are valid and binding upon said parties.

     Based upon the foregoing and subject to the qualifications set forth above, we are of the opinion that:

    1. The authorized shares of capital stock of the Company as of July 30, 2007 consists of 500,000,000 shares of Common Stock, of which 9,049,420 shares were issued and outstanding and 25,000,000 shares of Preferred Stock of which 25,325 shares of the Company's 12% Series B Cumulative Convertible Preferred Stock were issued and outstanding and 222,250 shares of the Company's Series C Preferred Stock are issued and outstanding. The 222,250 shares of the Series C Preferred Stock that are issued and outstanding are validly issued, fully paid and nonassessable. The shares of Common Stock, issuable upon conversion of the Series C Preferred Stock and the payment of the dividends on the Series C Preferred Stock and delivery thereof in accordance with the terms described in the Registration Statement, will be validly issued, fully paid and nonassessable.

    2. The Warrants are validly issued, fully paid and non-assessable. The 57,971,501 shares of Common Stock which may be issued upon the exercise of the Warrants will, upon the payment of the purchase price and the issuance and delivery thereof in accordance with the terms described in the Registration Statement, be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement.

                                            Sincerely,

                                            /s/ Schlueter & Associates, P.C.
                                             ------------------------------
                                            Schlueter & Associates, P.C.